Exhibit 10.2
Dated 14 September 2007
Kemira GrowHow Oyj
and
Terra International (Canada), Inc.
and
Terra Industries Inc.
and
GrowHow UK Limited
SHAREHOLDERS’ AGREEMENT
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref Sarah Wiggins/Iain Wagstaff

This Agreement is made on 14 September 2007 between:
(1)	Kemira GrowHow Oyj, whose registered office is at Mechelininkatu 1a, PO Box 900, FIN-00181, Helsinki, Finland (“Kemira”);
(2)	Terra International (Canada), Inc., whose registered office is at PO Box 1900, 161 Bickford Line, Courtright, Ontario N0N 1H0, Canada (“Terra”);
(3)	Terra Industries Inc., whose registered office is at 600 Fourth Street, PO Box 6000, Sioux City, Iowa 51101 (the “Guarantor”); and
(4)	GrowHow UK Limited, a private company incorporated in England (registration no. 6311363) whose registered office is at Ince, Chester, CH2 4LB (the “Company”).
Recitals:
(A)	Kemira and Terra have agreed to establish a joint venture company, the Company, to carry on the Business;
(B)	Kemira and the Guarantor are parties to a non-legally binding memorandum of understanding dated 18 October 2006;
(C)
Each of the parties is a party to a joint venture contribution agreement dated the date of this Agreement (the “Contribution Agreement”), pursuant to which Kemira and Terra have each agreed to transfer their respective UK fertiliser and industrial chemicals businesses to the Company;

(D)
The Company was incorporated in England and Wales on 12 July 2007 (registration no. 6311363). Its financial year ends on 31 December of each year. As at the date of this Agreement it has an authorised share capital of £20,000 divided into 200,000 ordinary shares of £0.10 each (“Ordinary Shares”). Of the Ordinary Shares 100,000 have been designated as A Shares and 100,000 as B Shares. 10,000 A Shares have been issued at a subscription price of £0.10 per share to Terra. 10,000 B Shares have been issued at a subscription price of £0.10 per share to Kemira.

(E)	The Shareholders have agreed to subscribe for further A Shares and B Shares on the terms and conditions of the Contribution Agreement.
It is agreed as follows:
1	Interpretation
In this Agreement (including the Recitals):
1.1	Definitions
“45 Day Offer Period” has the meaning given in Clause 11.4.2(iv);
“90 Day Offer Period” has the meaning given in Clause 11.3.1(iv);
“Act” means the Companies Act 1985, as amended;
“A Director” means a director of the Company appointed by the A Shareholder in accordance with Clause 5.1 and the Articles and “A Directors” shall be construed accordingly;

“agreed form” means a document in the terms agreed between the parties and signed for identification by or on behalf of the parties with such alterations as may be agreed between them;
“Articles” mean the articles of association of the Company in force at the date hereof;
“A Shareholder” means the registered holders of A Shares, which at the date of this Agreement shall be Terra;
“A Shares” mean the Ordinary Shares designated upon issue as A Shares in the capital of the Company;
“Associated Company” means, in relation to a Shareholder, any holding company, subsidiary, subsidiary undertaking or fellow subsidiary or subsidiary undertaking or any other subsidiaries or subsidiary undertakings of any such holding company and excludes, for the avoidance of doubt, the Group Companies;
“Audited Accounts” mean the report and audited accounts of the Company and of each Group Company and the audited consolidated accounts of the Group for the financial period ending on the relevant balance sheet date;
“Auditors” mean Deloitte & Touche LLP or such other firm of Chartered Accountants appointed as auditors of the Company from time to time;
“B Director” means a director of the Company appointed by the B Shareholder in accordance with Clause 5.2 and the Articles and “B Directors” shall be construed accordingly;
“B Shareholder” means the registered holders of B Shares, which at the date of this Agreement shall be Kemira GrowHow;
“B Shares” mean the Ordinary Shares designated upon issue as B Shares in the capital of the Company;
“Balancing Consideration” means the payment to be made by the Company to Terra in accordance with Schedule 12 of the Contribution Agreement;
“Bank Facility” has the meaning given in Clause 10.2.1;
“Board” means the board of directors of the Company or an authorised committee of the Board;
“Budget” means the budget for the Group approved from time to time by the Board;
“Business” means the business of the Company and the Group Companies within the Territory as at the Effective Date, including those activities set out in Schedule 1 Part 1 but excluding, for the avoidance of doubt, those activities set out in Schedule 1 Part 2;
“Business Day” means a day which is not a Saturday or Sunday or a bank or public holiday in England and Wales, the US or Finland;
“Business Plan” means the business plan for the Group as approved by the Board from time to time and prepared annually in respect of the forthcoming three year period, which sets out details of the Group’s strategic planning in respect of customers (including market development and capacity growth), capital expenditure, financing, tax, competitors and contingency planning;
“CEDR” has the meaning given in Clause 9.1.3;

“CEO” means the chief executive officer of the Company from time to time;
“CFO” means the chief financial officer of the Company from time to time;
“Chairman” means the Chairman of the Board from time to time;
“Company Opportunity” has the meaning given in Clause 16.2.1;
“Continental Europe” means (i) all member states of the European Union as at the Effective Date excluding the UK and the Republic of Ireland; and (ii) Switzerland, Bulgaria, Croatia, the Former Yugoslav Republic of Macedonia, Romania, Turkey, Norway, Albania, Bosnia-Herzegovina, Monaco, Montenegro, San Marino and Serbia;
“Contribution Agreement” has the meaning given in the Recitals;
“Control” means, in relation to a company or business, where a person (or persons acting in concert) acquires or agrees to acquire or has options over direct or indirect control (1) of the affairs of that company or business, or (2) if a company, over more than 50 per cent. of the total voting rights conferred by all the issued shares in the capital of that company or business which are ordinarily exercisable in general meeting or (3) if a company, of the composition of the main board of directors of a company or business. For these purposes “persons acting in concert”, in relation to a company or business, are persons which actively co-operate through the acquisition by them of shares in that company or business, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating control of that company or business;
“Counter Notice” has the meaning given in Clause 11.4.2;
“Deadlock Matter” has the meaning given in Clause 9.1.2;
“Deed of Adherence” means a deed in the form set out in Schedule 3;
“Default Notice” has the meaning given in Clause 12.4;
“Defaulting Shareholder” has the meaning given in Clause 12.1;
“Directors” means the A Directors and the B Directors, and “Director” means any one of them;
“Dispute Notice” has the meaning given in Clause 24.1;
“Dispute Meeting” has the meaning given in Clause 24.1;
“Effective Date” means the date of this Agreement;
“Fair Value” has the meaning given in Clause 13;
“First Offer” has the meaning given in Clause 15.2.1 or Clause 16.2.1, as applicable;
“Group” means the Company and its subsidiaries and its subsidiary undertakings and “Group Company” means any one of them;
“GrowHow Trade Mark Licence Agreement” has the meaning given in Clause 19.1.2;
“ICTA 1988” means the Income and Corporation Taxes Act 1988;
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;
“Initiator” has the meaning given in Clause 11.4.1;

“Kemira Business” means the business carried out by Kemira on the Effective Date, aside from those activities carried out through the Company and/or any Group Company, including, without limitation, those activities set out in Schedule 1 Part 2 and any business carried on by Kemira following the Effective Date in compliance with the terms of this Agreement;
“LCIA Rules” has the meaning given in Clause 24.3;
“LIBOR” means the British Bankers Association Interest Settlement Rate for the offering of deposits in Sterling for the relevant period and displayed on the appropriate page of the Reuters screen as of 11:00 a.m., London time, on the first day of the relevant period;
“Material Breach” means a breach (including an anticipatory breach) which is serious in the widest sense of having a serious effect on the benefit which the innocent party would otherwise derive from this Agreement in accordance with its terms;
“Mediation Notice” has the meaning given in Clause 9.1.2;
“Non-Selling Shareholder” has the meaning given in Clause 11.3.1;
“Notice” has the meaning given in Clause 25.1;
“Ordinary Shares” has the meaning given in the Recitals;
“Parent Company” means, in relation to a Shareholder, any holding company of such Shareholder;
“Parental Services Agreements” means the agreements dated on or about the date of this Agreement governing services to be provided to the Company by the Shareholders comprising:
(i)	an agreement between the Guarantor and the Company relating to the provision of certain insurance services;

(ii)	an agreement between Kemira and the Company relating to the provision of certain procurement services; and

(iii)	an agreement between Kemira and the Company in relation to the provision of certain IT services;
“Permitted Condition” means a bona fide material consent, clearance, approval or permission necessary to enable the relevant person to be able to complete a transfer of Shares under (1) its constitutional documents (2) the rules or regulations of any stock exchange on which it or its parent company is quoted or (3) any governmental, statutory or regulatory body in those jurisdictions where that person carries on business;
“Purchase Acceptance” has the meaning given in Clause 11.4.3;
“Purchase Consideration” has the meaning given in Clause 11.4.1;
“Purchase Notice” has the meaning given in Clause 11.4.1;
“Purchase Terms” has the meaning given in Clause 11.4.1;
“Reserved Matters” has the meaning given in Clause 6.1;
“Responder” has the meaning given in Clause 11.4.1;
“Right” has the meaning given in Clause 27.5;

“Sale Consideration” has the meaning given in Clause 11.3.1;
“Sale Offer” has the meaning given in Clause 11.3.1;
“Sale Notice” has the meaning given in Clause 11.3.1;
“Sale Share” has the meaning given in Clause 12.4.1;
“Sale Terms” has the meaning given in Clause 11.3.1;
“Selling Shareholder” has the meaning given in Clause 11.3.1;
“Shareholders” mean the A Shareholder and the B Shareholder;
“Shares” mean the A Shares and the B Shares and (1) any shares issued in exchange for those shares or by way of conversion or reclassification and (2) any shares representing or deriving from those shares as a result of an increase in, reorganisation or variation of the capital of the Company;
“Sterling” and “£” means the lawful currency of for the time being of the United Kingdom;
“Strategy” means the strategy of the Shareholders in respect of the Company as set out in Schedule 4;
“Terra Trade Mark Licence Agreement” has the meaning given in Clause 19.1.3;
“Territory” means the United Kingdom and the Republic of Ireland;
“Third Party Offer” has the meaning given in Clause 11.3.4;
“Transaction Documents” has the meaning given in the Contribution Agreement;
“Transfer Date” has the meaning given in Clause 12.5.1;
“US GAAP” means generally accepted accounting principles, standards and practices in the US; and
“Vice Chairman” means the Vice Chairman of the Board from time to time.
1.2	Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.3	Subordinate legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4	Modification etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement.

1.5	Companies Act 1985

The expressions “holding company” and “subsidiary” and “subsidiary undertaking” shall have the same meanings in this Agreement as their respective definitions in the Act.

1.6	Clauses, Schedules etc.

References to this Agreement include any Recitals and Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.

1.7	Headings

Headings shall be ignored in construing this Agreement.

1.8	Several liability

Where this Agreement refers to any obligation of the Shareholders to procure or ensure compliance by the Company or the Board of obligations under this Agreement, such obligations of the Shareholders shall be limited to procuring or ensuring compliance by the Company or the Board in so far as the Shareholders are able in their capacity as Shareholders, and unless otherwise stated, where any provision of the Agreement is stated to bind more than one person, it shall bind them severally, and not jointly or jointly and severally.

1.9	Winding-up

References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.10	Information

Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11	Analogous terms

Any reference to any English legal term or concept (including for any action, remedy, method of judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than England, be interpreted to mean the nearest and most appropriate analogous term to the English term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to England.

2	Warranties

2.1	Each of the Shareholders warrants to the other that:
2.1.1
it has the full power and authority to enter into and to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it in accordance with its terms;

2.1.2
the entry and delivery of, and the performance by it of this Agreement will not result in any breach of any provision of its memorandum and articles of association (or its equivalent constitutional documents) or result in any claim by a third party against the other Shareholder or the Company; and

2.1.3	the Company has never traded nor incurred any liabilities or obligations of any kind other than its paid up shares and those imposed on the Company by virtue of:
(i)	its incorporation;

(ii)	the Contribution Agreement and any other Transaction Documents to which it is a party; and

(iii)	any changes in its officers and constitution since its incorporation.
3	Effective Date

This Agreement shall become effective on the Effective Date.

4	The Business of the Company

4.1	Conduct of the Business

The Shareholders agree that their respective rights in the Company shall be regulated by this Agreement and the Articles. The Shareholders and the Company agree to be bound by and comply with the provisions of this Agreement which relate to them and all provisions of the Articles will be enforceable by the parties between themselves in whatever capacity. The Shareholders shall:

4.1.1	use all reasonable endeavours to promote the best interests of the Company;

4.1.2
(so far as they lawfully can) ensure that the Company performs and complies with all of its obligations under this Agreement, the Contribution Agreement and any other Transaction Documents to which it is a party, the Articles and all applicable laws and regulations; and

4.1.3	ensure that the Business is conducted in accordance with sound and good business practice and the highest ethical standards and in accordance with the Strategy, the Business Plan and Budget.
The Company shall deal with the Shareholders on an arm’s length basis and each Shareholder shall procure that any existing or potential conflicts of interest are brought to the attention of the Company and the other Shareholder at the earliest opportunity.

4.2	Promotion of the Business

The business of the Group shall be confined to the Business and such other business as is agreed to in the Business Plan. The Company and the Shareholders shall procure that each Group Company shall use all reasonable and proper means to maximise profit available to the Shareholders to the extent consistent with good business practice, and in accordance with the Business Plan. The Business Plan in the agreed form in respect of the three year period following the Effective Date is set out in Schedule 2.

4.3	Head office

The head office of the Company shall be situated in the United Kingdom.

5	The Board and Board committees

5.1	A Directors
5.1.1	The A Shareholder may appoint up to three persons as A Directors.

5.1.2	Frank Meyer, Richard Sanders Jr. and Douglas Stone are the first A Directors.

5.1.3
Any A Director may be removed by the A Shareholder in accordance with the Articles and in such event the Shareholders shall procure that the Company promptly removes the A Director from his position(s). The A Shareholder can appoint another A Director in his or her place.

5.2	B Directors
5.2.1	The B Shareholder may appoint up to three persons as B Directors.

5.2.2	Heikki Sirvio, Kaj Friman and Timo Lainto are the first B Directors.

5.2.3
Any B Director may be removed by the B Shareholder in accordance with the Articles and in such event the Shareholders shall procure that the Company promptly removes the B Director from his position(s). The B Shareholder can appoint another B Director in his or her place.

5.3	Chairman and Vice Chairman
5.3.1
The Chairman of the Board shall be appointed by rotation between the Shareholders with each Shareholder in turn being able to nominate a Director for the post for a period of 12 months in the following order or rotation: the B Shareholder then the A Shareholder. The first Chairman shall be Heikki Sirvio. If the Chairman is not present at any Board meeting, the Vice Chairman shall act as Chairman for the purpose of the meeting.

5.3.2
The Vice Chairman of the Company shall be appointed by rotation between the Shareholders with each Shareholder in turn being able to nominate a Director for the post for a period of 12 months in the following order or rotation: The A Shareholder then the B Shareholder. The first Vice Chairman shall be Frank Meyer.

5.4	Alternates

Each Shareholder may appoint an alternate for each Director appointed by it.

5.5	Shareholder consultation and approval for appointments
5.5.1
Neither Shareholder shall appoint a Director, a Chairman, a Vice Chairman or an alternate under Clauses 5.1 to 5.4 inclusive without prior consultation with the other Shareholder provided that, for the avoidance of doubt, the other Shareholder shall have no right of veto in respect of such appointment.

5.5.2	The Shareholder who wishes to make an appointment shall take reasonable steps to ensure that its nominee is able to perform his duties competently.
5.6	CEO and CFO

The Board shall appoint the CEO and CFO. The CEO, CFO and other executive management of the Company shall not be Directors of the Company. The CEO and CFO shall be expected to attend and speak at Board meetings but shall not be entitled to vote. The first CEO shall be Paul Thompson. The first CFO shall be Simon Walkington.

5.7	Board meetings
5.7.1
Board meetings shall be held at least twice per year. At least 15 Business Days’ written notice shall be given to each of the Directors of all Board meetings (except if there are exceptional circumstances or the majority of A and B Directors agree to shorter notice). All Board meetings shall take place in the United Kingdom.

5.7.2	Each notice of meeting shall:
(i)	specify a reasonably detailed agenda;

(ii)	be accompanied by any relevant papers; and

(iii)	be sent by email, courier or facsimile transmission to each Director at the address provided by such Director to the secretary of the Company.
5.7.3
Subject to Clause 6.3, the quorum at a Board meeting shall be one A Director and one B Director present at the time when the relevant business is transacted. If a quorum is not present within half an hour of the time appointed for the meeting or ceases to be present, the Director(s) present shall adjourn the meeting to a specified time and place no more than 5 Business Days later. Notice of the adjourned meeting shall be given by the secretary of the Company. The quorum at any adjourned meeting shall be one A Director and one B Director and if a quorum is not present within half an hour of the time appointed for the adjourned meeting or ceases to be present, the Director(s) present shall adjourn the meeting to a specified time and place no more than 5 Business Days later. Notice of the adjourned meeting shall be given by the secretary of the Company. The quorum at any such further adjourned meeting shall be one A Director and one B Director and if a quorum is not present within half an hour of the time appointed for such further adjourned meeting, or ceases to be present, the matters proposed to be discussed at the meeting shall be deemed to not have been agreed, and the procedures set out in Clause 9 shall apply in relation thereto.

5.7.4
Board meetings shall be chaired by the Chairman or in his absence the Vice Chairman. If the Vice Chairman is absent from any Board meeting, the Directors present may appoint any one of their number to act as chairman for the meeting.

5.7.5
Save for in the circumstances set out in Clause 6.3, at any Board meeting every A Director and every B Director shall have one vote. Save for in the circumstances set out in Clause 6.3, if the number of A Directors or B Directors present is not equal, the number of votes exercisable by the A Directors or B Directors shall be increased so that each class of Directors can cast the same number of votes.

5.7.6	All business arising at any Board meeting shall be determined by resolution passed by the votes cast on such resolution. The chairman of the meeting shall not be entitled to a second or casting vote.

5.7.7	Save for in the circumstances set out in Clause 6.3, any Director may vote on a matter and be taken into account for the purposes of a quorum even if he is interested in that matter.

5.7.8	The Shareholders shall use their reasonable endeavours to ensure that at least two Directors appointed by them attend Board meetings.
5.8	Committees of Directors
5.8.1	The Board may constitute committees of Directors which must include at least one A Director and one B Director.

5.8.2	Save for in the circumstances set out in Clause 6.3, the voting and quorum for Board committee meetings shall be one A Director and one B Director.

5.8.3
There shall be an Audit Committee which must have one A Director and one B Director. The Audit Committee shall review the Audited Accounts and discuss with the Auditors the accounting policies to be adopted. The first members of the Audit Committee are Frank Meyer and Kaj Friman.

5.9	Directors duties

Notwithstanding any rule of law or equity to the contrary, a Director of the Company who has been appointed to the Board by a Shareholder pursuant to this agreement shall not be taken to be in breach of his fiduciary duty to act in the best interests of the Company by reason only that:

5.9.1	in the performance of his duties and the exercise of his powers, he has regard to the interests and acts upon the wishes of that Shareholder; unless

5.9.2	no honest and reasonable Director could have formed the view that in so doing the Director was also promoting the interests of the Company as a whole.
6	Reserved Matters

6.1	Reserved Matters

The Shareholders shall procure, to the extent permitted by applicable law and regulation, that no action is taken or resolution passed by the Company or, where expressly stated, any Group Company in respect of the following matters or their nearest equivalent in the case of a Group Company (“Reserved Matters”), without the prior approval of at least two A Directors and two B Directors:
6.1.1	any change to its memorandum and Articles or the articles of association of any Group Company;

6.1.2	the appointment and removal of the Auditors;

6.1.3	any change to the accounting reference date or accounting policies of any Group Company;

6.1.4
any corporate action, legal proceedings or other procedure or step taken by a Group Company in relation to its winding-up or the appointment of a liquidator, receiver, administrator, administrative receiver or any similar officer;

6.1.5
any change in the share capital of any Group Company or the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities of any Group Company;

6.1.6
any reduction of the share capital or variation of the rights attaching to any class of shares or any redemption, purchase or other acquisition by any Group Company of any shares or other securities of that company;

6.1.7	the entry into of any joint venture, partnership, consortium or other similar arrangement by any Group Company;

6.1.8	any expansion of the Board;

6.1.9	the sale of any Group Company or of any material business operation, or of any material interest therein any consolidation or amalgamation with any other company;

6.1.10	the cessation of any business operation;

6.1.11	any material change to the nature or geographical area of the Business or carrying on any business other than the Business and/or any material change to the Strategy;

6.1.12	the entry into of any transaction by any Group Company with either Shareholder or any Associated Company;

6.1.13	the acquisition of any assets or property (other than in the ordinary course of business) by any Group Company at a total cost (per transaction) of more than £10 million;

6.1.14
the borrowing of amounts which when aggregated with all other borrowings (or indebtedness in the nature of borrowings) would exceed £50 million, or the creation of any charge or other security over any assets or property of any Group Company except for the purpose of securing borrowings (or indebtedness in the nature of borrowings) from bankers in the ordinary course of business of amounts not exceeding in the aggregate £50 million;

6.1.15	the disposal of or dilution of the Company’s interests, directly or indirectly, in any Group Company;

6.1.16	the payment or declaration of any dividend or other distribution by the Company on account of shares in its capital;

6.1.17	the incorporation of a new subsidiary undertaking or the acquisition of any share capital or other securities of any body corporate, other than of a Group Company;

6.1.18	the giving of any guarantee or indemnity by any Group Company other than in the normal course of its business;

6.1.19
the making of any loan or advance by any Group Company to any person, firm, body corporate or other business, other than to a Group Company other than in the normal course of business and on an arms’ length basis;

6.1.20	the timing, amount and terms of any further funding to be provided by the Shareholders to the Company;

6.1.21	the introduction of any new Shareholders to the Company;

6.1.22	any decision of the Company to accept a First Offer under Clause 15.2.2 of this Agreement; and

6.1.23	the payment of any Excess Cash to Terra pursuant to Schedule 12 of the Contribution Agreement.
6.2	Related transactions

A series of related transactions shall be construed as a single transaction, and any amounts involved in the related transactions shall be aggregated, to determine whether a matter is a Reserved Matter.

6.3	Conflict situations

If any matter (other than any decision falling under clause 6.1.23) to be considered or voted upon at a Board meeting relates to:
6.3.1	the Company or any Group Company exercising or enforcing rights or taking action against a Shareholder or any of its Associated Companies;

6.3.2	responding to any exercise or enforcement of rights or action taken by a Shareholder or any of its Associated Companies against the Company or any Group Company in relation to any matter; or

6.3.3	the entry into any agreement or arrangement by the Company or any Group Company with any Shareholder or its Associated Companies (or amending or terminating any such agreement or arrangement), then that matter shall be considered at a separate meeting or meetings of the Board, and the Directors appointed by the relevant Shareholder shall not be entitled to:
(i)	attend or participate in any Board discussion of that matter;

(ii)	receive advice received by the Company on such matter; or

(iii)	vote (or be counted in the quorum at a meeting) in relation to such matter.
and any related Board meeting shall not be inquorate by virtue of any such Directors being prevented by this Clause 6.3 from attending.

6.4	Parental Services

The parties shall enter into the agreed form Parental Services Agreements on the Effective Date which shall provide for the provision by the Shareholders of certain services to the Company. Any parental services provided to the Company shall be subject to the agreement of the Board in accordance with the provisions of this Agreement, if the Board determine that using such services is in the best interests of the Company. The parties acknowledge that it may be beneficial for the Company to receive further services from a Shareholder in the future.

7	Budgets and financial information

7.1	Information to be prepared

The Company shall prepare and submit to the Board and the Shareholders the following information as soon as possible and no later than the dates/times set out below:
7.1.1	the unaudited results of the Company and all Group Companies for the previous financial year within 10 Business Days of the end of each financial year;

7.1.2	Audited Accounts within one month of the end of each financial year;

7.1.3	a draft Business Plan for the Group for the following three year period two months before the end of each financial year;

7.1.4
a detailed draft Budget for the Group for the following financial year two months before the end of each financial year (including estimated major items of revenue and capital expenditure). The Budget shall be broken down on a monthly basis, shall contain a cash flow forecast and a balance sheet showing the projected position of the Group as at the end of the following financial year;

7.1.5
monthly unaudited management accounts for the Group including (i) a detailed profit and loss account, balance sheet and cash flow statement; and (ii) a review of the Budget including a reconciliation of results with revenue and capital budgets, within 10 Business Days of the end of each month;

7.1.6
quarterly unaudited management accounts for the Group including (i) a detailed profit and loss account, balance sheet and cash flow statement and cash flow forecast for the next twelve months (ii) an analysis of subscriptions and other revenue and (iii) a review of the Budget including a reconciliation of results with revenue and capital budgets and (iv) a statement of the source and application of funds, within 20 Business Days of the end of each quarter;

7.1.7
such further information relating to any Group Company as any Shareholder (or any member of its group) requires, in the form and within the reasonable time periods notified in writing by that Shareholder to the Company, to comply with applicable tax, regulatory, listing or accounting reporting requirements and any enquiries from tax authorities; and

7.1.8	such further information as any Shareholder may reasonably require relating to the Business or financial condition of the Company or of any Group Company.
All financial information provided to a Shareholder in accordance with this Clause shall be provided in accordance with IFRS with a reconciliation to US GAAP if required by Terra.

7.2	Approval of Budgets and Business Plans

The Board shall be responsible for approving the Business Plan and Budget. The Business Plan shall be approved annually by the Board and a draft shall be prepared at least two months before the end of each financial year.

The Shareholders shall procure that the Board shall approve the draft Budget and Business Plan within 20 Business Days of receiving them, subject to such amendments as the Board determines to be appropriate. The Shareholders shall procure that the Board shall review the Budget regularly.

8	Distribution policy

8.1	Distribution of profit
8.1.1	The annual general meeting of the Company at which Audited Accounts are laid before the Shareholders must be held not later than three months after the end of the relevant financial year.

8.1.2
The Auditors shall be instructed to report (at the expense of the Company) the amount of the profits available for distribution by the Company at the same time as they sign their report on the Audited Accounts.

8.1.3
The Board shall determine the distribution policy of the Company and the Company shall distribute to the Shareholders such percentage of the Company’s profits lawfully available for distribution in each financial year, as the Board determines and having regard to paragraph 8.1.4 below.

8.1.4
In determining the Company’s distribution policy the Board shall have regard to the following principles: (i) the Company shall distribute cash available on a regular basis save to the extent that, in the Board’s opinion, the profits are required to be retained by the Company or invested in the Group; (ii) no distribution shall be made to Shareholders until the Balancing Consideration has been paid; and (iii) the Board shall consider tax efficient methods of distributing profit and seek to distribute such profit to Shareholders in a tax efficient way.

8.1.5
To the extent that the Company is restricted from paying a dividend which has been agreed upon by both Shareholders as a consequence of having insufficient distributable reserves, but a subsidiary of the Company has available distributable reserves, the Company shall take all reasonable steps to maximise profits available for distribution by the Company including, without limitation, procuring the payment of such dividends by a subsidiary to enable the Company to pay the dividend.

8.2	Conditions for distribution of profit

Distribution of profits in accordance with this Clause may not be made if the distribution would result in:
8.2.1	a breach of any covenant or undertaking given by the Company to any lender; or

8.2.2	the Company breaching any applicable legal obligations, under the Act or otherwise, with regard to maintenance of capital,

or would, in the opinion of the Board, be likely to do so within the 12 months following any such distribution. Any distribution of profits shall be determined in accordance with Clause 6 of this Agreement.

9	Deadlock

9.1	Escalation
9.1.1
If the Board cannot reach agreement on any resolution before it within 10 Business Days of such resolution first being tabled at the Board meeting or two consecutive Board meetings have been dissolved because a quorum is not present, the subject of any such resolution before them shall be referred immediately to the Shareholders’ respective chief executive officers.

9.1.2
If the Shareholders’ respective chief executive officers cannot reach agreement on any matter referred to them under Clause 9.1.1 within 20 Business Days of that matter being referred to them (a “Deadlock Matter”), either party may serve on the other a notice requiring the Deadlock Matter to be referred to mediation (the “Mediation Notice”) the Shareholders shall refer the Deadlock Matter to mediation in accordance with Clause 9.1.3.

9.1.3
Within 20 Business Days of a Shareholder serving a Mediation Notice the Deadlock Matter shall be referred to mediation in accordance with the model procedure of the Centre for Effective Dispute Resolution, London (“CEDR”), such mediation to be commenced within 20 Business Days of service of the Mediation Notice.

9.1.4	In the event that the Deadlock Matter amounts to a Reserved Matter under Clause 6 the findings and/or recommendations of the independent mediation, if any, shall not be binding on the parties.
10	Finance for the Company

10.1	Additional finance

The Shareholders acknowledge that the Company may require further finance to fund its projected cash requirements under the Budget and the Business Plan which cannot be covered from the income of its Business.

10.2	External finance
10.2.1
If the Board determines that the Company requires additional finance, it shall arrange a facility with a bank which the Shareholders consider suitable on the best terms reasonably available in the open market (the “Bank Facility”). The Bank Facility shall not confer any right on the lender to participate in the share capital of the Company or in the Business.

10.2.2	There shall be no recourse to the Shareholders in respect of the Bank Facility and the Shareholders shall not be required to provide guarantees or security in respect of the Bank Facility.

10.2.3
The Company shall use all reasonable endeavours to ensure that the terms of the Bank Facility contain no provisions which would amount to a restriction on the ability of the Company to pay the Balancing Consideration under Schedule 12 of the Contribution Agreement.

10.3	Shareholder Finance
10.3.1
If the Company is unable to obtain a Bank Facility in accordance with Clause 10.2, either Shareholder may, but shall not be obliged to, provide additional financing by way of subscription for shares or loan notes or by advancing loans, on commercial terms agreed with the Company in accordance with Clause 6.

10.3.2	On or after the Effective Date the Shareholders may agree a minimum amount of additional financing to be provided by each Shareholder and the structure for the provision of such financing.
11	Transfers of Shares

11.1	General prohibition against Share transfers

No Shareholder can do, or agree to do, any of the following without the prior written consent of the other Shareholder unless it is permitted by this Clause or Clause 12:
11.1.1	pledge, mortgage, charge or otherwise encumber any of its Shares or any interest in any of its Shares;

11.1.2
sell, transfer or otherwise dispose of, or grant any option over, any of its Shares or any interest in its Shares (and, for the avoidance of doubt, any such transfer shall be treated as a Material Breach of this Agreement even if such transfer is outside of the control of the relevant Shareholder); or

11.1.3	enter into any agreement in respect of the votes attached to any of its Shares.
11.2	Transfers to Associated Companies
11.2.1
Any Shareholder may transfer all or some of its Shares (or any interest in its Shares) to an Associated Company on giving prior written notice to the other Shareholder. An Associated Company must be under an obligation to retransfer its Shares to the Shareholder or another Associated Company of that Shareholder immediately if it ceases to be an Associated Company.

11.2.2
Following a transfer of Shares to an Associated Company, the original transferring Shareholder (but not a subsequent transferor in a series of transfers to Associated Companies) shall remain party to this Agreement and shall be jointly and severally liable with the transferee under this Agreement as a Shareholder in respect of the transferred Shares. Any transferee Shareholder will be required to sign a Deed of Adherence.

11.2.3	Where not all of the Shares held by the original transferring Shareholder (but not a subsequent transferor in a series of transfers) are transferred:
(i)	the transferring Shareholder must be granted the exclusive right to exercise votes in respect of each Share transferred on behalf of the transferee;

(ii)	this Agreement and the Articles shall apply as if the transferring Shareholder and the transferee are one Shareholder;

(iii)	all the rights of the transferee under this Agreement and the Articles shall be exercised exclusively by the transferring Shareholder;

(iv)	any notice given by the transferring Shareholder under the Agreement or the Articles shall be deemed also to be given by the transferee; and

(v)	any notice required to be given to the transferee shall be given also to the transferring Shareholder.
11.3	Transfers to third parties

Shares must not be transferred to any third party other than an Associated Company before the third anniversary of the Effective Date.
11.3.1
From the date that is three years after the Effective Date, a Shareholder wishing to sell its Shares (the “Selling Shareholder”) to a third party may only do so if it first serves a written notice (the “Sale Notice”) on the other Shareholder (the “Non-Selling Shareholder”) offering to sell its Shares to the Non-Selling Shareholder (the “Sale Offer”). The Sale Offer shall:

(i)	relate to all of the Selling Shareholder’s Shares;

(ii)	specify the consideration for which the Shares are offered to the Non-Selling Shareholder (the “Sale Consideration”);

(iii)	list all other material terms and conditions upon which the Selling Shareholder is prepared to transfer the Shares to the Non-Selling Shareholder (the “Sale Terms”); and

(iv)	be open for acceptance for a period of 90 days following service of the Sale Notice (the “90 Day Offer Period”).
11.3.2
If at any time before the expiry of the 90 Day Offer Period the Non-Selling Shareholder accepts the Sale Offer, the Shareholders shall conclude an agreement to effect the transfer of the Selling Shareholder’s Shares based on the Sale Consideration and the Sale Terms within 30 Business Days of the expiry of the 90 Day Offer Period.

11.3.3	If:
(i)	the Non-Selling Shareholder does not accept the Sale Offer, or does not respond to the Sale Offer by the expiry of the 90 Day Offer Period; or

(ii)	the Shareholders fail to conclude an agreement in accordance with Clause 11.3.2 by the time limit set out therein, then Clause 11.3.4 shall apply.

11.3.4
After the expiry of the 90 Day Offer Period and only in the circumstances set out in Clause 11.3.3, the Selling Shareholder may offer all, but not some only, of its Shares to a third party on the following terms (the “Third Party Offer”):

(i)	within 90 days of the date on which the event specified in Clause 11.3.3 occurred which triggered the right to make the Third Party Offer, the Selling

Shareholder must have executed a binding agreement with a third party which has its own financial resources to meet its obligations under the Third Party Offer or has an unconditional and legally binding commitment from a lender(s) for that finance;

(ii)	the Third Party Offer must be governed by English law;

(iii)	the Third Party Offer must contain all material terms and conditions which must be comparable to the Sale Terms (including the intended completion date of the Third Party Offer); and

(iv)	the Third Party Offer must be made at or above the amount of the Sale Consideration and be payable in cash in immediately available funds.

If the Selling Shareholder fails to reach agreement with a third party on the basis set out in the Third Party Offer on the terms set out in this Clause 11.3.4 within the time specified in Clause 11.3.4(i), then the Selling Shareholder may only transfer its Shares after such date by once more complying with Clause 11.3.1.

11.3.5
Upon reaching agreement with a third party on the basis set out in the Third Party Offer in accordance with Clause 11.3.4, the Selling Shareholder must give written notice to the Non-Selling Shareholder of the proposed transfer and the identity of the third party.

11.3.6	Following a transfer of Shares to a third party in accordance with Clause 11.3.5:
(i)	the Selling Shareholder shall procure that the transferee third party signs a Deed of Adherence; and

(ii)
the rights and obligations of the relevant parties under the Parental Services Agreement shall continue for a reasonable transitional period in accordance with and subject to the terms of the Parental Services Agreement.

11.4	Sale to a Shareholder
11.4.1
From the date that is seven years after the Effective Date, in addition to the mechanism set out in Clause 11.3, a Shareholder wishing to purchase the Shares (the “Initiator”) held by the other Shareholder (the “Responder”) may serve a notice (the “Purchase Notice”) on the Responder offering to buy all of the Responder’s Shares. The Purchase Notice shall:

(i)	relate to all of the Responder’s Shares;

(ii)	specify the consideration in cash or otherwise for which the Initiator is prepared to buy the Responder’s Shares (the “Purchase Consideration”);

(iii)	list all other material terms and conditions upon which the Initiator is prepared to purchase the Responder’s Shares (the “Purchase Terms”);

(iv)	constitute an offer by the Initiator to purchase all of the Responder’s Shares at the Purchase Consideration; and

(v)	be open for acceptance for a period of 90 days following service of the Purchase Notice (the “90 Day Offer Period”).

11.4.2
At any time before the expiry of the 90 Day Offer Period the Responder may either accept the offer in the Purchase Notice or give written notice (a “Counter Notice”) to the Initiator offering to purchase all of the Initiator’s Shares. The Counter Notice shall:

(i)	specify the consideration for which the Responder is prepared to buy the Initiator’s Shares, which shall be not less than five per cent. above the last offered Purchase Consideration;

(ii)	be subject only to the Purchase Terms;

(iii)	constitute an offer by the Responder to purchase all of the Initiator’s Shares in accordance with sub-Clauses (i) and (ii) above; and

(iv)	be open for acceptance for a period of 45 days following service of the Counter Notice (“45 Day Offer Period”).
11.4.3
At any time before the expiry of the 45 Day Offer Period under Clause 11.4.2 the Shareholder in receipt of the Counter Notice may give written notice to the offering Shareholder that it shall accept the offer in the Counter Notice (the “Purchase Acceptance”). Upon service of a Purchase Acceptance, the Shareholder in receipt of the Counter Notice must sell (upon payment of the last offered Purchase Consideration), and the offering Shareholder must buy, the Shares in accordance with the offer in the Counter Notice.

11.4.4
Alternatively, at any time before the expiry of the 45 Day Offer Period the Shareholder in receipt of the Counter Notice may submit a revised Counter Notice in compliance with Clause 11.4.2(i) to (iv) to the other Shareholder.

11.4.5
The procedure in Clauses 11.4.2 to 11.4.4 shall be repeated until: (i) a Shareholder serves a Purchase Acceptance, or (ii) a 45 Day Offer Period expires without a Shareholder having either served a Purchase Acceptance or a Counter Notice, in which case the offer in the last served Purchase Notice or Counter Notice shall be deemed to have been accepted.

11.5	Service of notices
11.5.1
For the avoidance of doubt, if a Sale Notice and Purchase Notice are delivered in accordance with Clauses 11.3 and 11.4 respectively at or around the same date, the first notice to be properly delivered shall prevail and the procedure commenced by such notice shall be followed in accordance with Clause 11.3 or 11.4 as the case may be.

11.5.2
The Shareholders shall, so far as is reasonably practicable, keep the Company informed, at all times, of the issue and content of any notice served pursuant to this Clause 11 and any election or acceptance relating to those notices.

12	Default

12.1	Events of Default

A Shareholder (the “Defaulting Shareholder”) suffers an Event of Default where:

12.1.1
it or any member of its group commits a Material Breach of this Agreement and either (i) the breach is not capable of being remedied or (ii) the Defaulting Shareholder does not remedy that breach within 20 Business Days of the other Shareholder sending it written notice requiring it to remedy that breach; or

12.1.2
it, or any Parent Company of it, is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

12.1.3	a moratorium is declared in respect of any of its, or any Parent Company’s, indebtedness; or

12.1.4	any corporate action, legal proceedings or other procedure or step is taken (or any analogous procedure or step is taken in any jurisdiction) in relation to:
(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation of any of its Associated Companies or a solvent reorganisation of the Shareholder;

(ii)
the appointment of a liquidator (other than in respect of a solvent liquidation of any of its Associated Companies), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of its assets; or

(iii)	enforcement of any security over any of its assets.
12.2
For the avoidance of doubt a technical default under any banking facility in respect of which the lender or lenders thereunder do not take measures to enforce security against or accelerate repayment by any Shareholder or any member of its group shall not constitute an Event of Default.

12.3	Notice of Default

If an Event of Default occurs, the Defaulting Shareholder shall notify the other Shareholder in writing as soon as reasonably practicable. This notification should specify, in reasonable detail, the circumstances surrounding the Event of Default.

12.4	Default Notice

Following an Event of Default, the non-defaulting Shareholder may give written notice (a “Default Notice”) to the Defaulting Shareholder within 30 Business Days of receiving notification of the Event of Default from the Defaulting Shareholder or of its becoming aware of the Event of Default, whichever is the earlier requiring the Defaulting Shareholder either:

12.4.1	to sell all of the Shares held by the Defaulting Shareholder (the “Sale Shares”) to the non-defaulting Shareholder at a price per Share equal to the Fair Value of the Sale Shares: or

12.4.2	to purchase all of the Shares held by the non-defaulting Shareholder (also “Sale Shares”) at a price equal to the Fair Value of the Sale Shares.

12.5	Completion of transfer

The sale and purchase of the Sale Shares in accordance with this Clause shall be made on the following terms:
12.5.1
if any of the Permitted Conditions in relation to the sale and purchase of any Sale Shares is not satisfied or waived 60 Business Days or, where a regulatory approval is required, 150 Business Days, after service of that Default Notice then that Default Notice shall lapse. Otherwise, completion of the transfer of the Sale Shares shall be completed seven Business Days after written notice of the determination of the Fair Value of the Sale Shares or the date of satisfaction or waiver of all Permitted Conditions (whichever is the later) (the “Transfer Date”) at such reasonable time and place that the shareholders agree or, failing which, at the registered office of the Company;

12.5.2	the selling Shareholder shall deliver to the buyer in respect of the Sale Shares on or before the Transfer Date:
(i)	duly executed share transfer forms; and

(ii)	the relevant share certificates; and

(iii)
a power of attorney in such form and in favour of such person as the buyer may nominate to enable the buyer to exercise all rights of ownership in respect of the Sale Shares including, without limitation, the voting rights; and;

12.5.3
the buyer shall pay the consideration for the Sale Shares to the selling Shareholder by telegraphic transfer to the bank account of the selling Shareholder notified to it for the purpose on the Transfer Date; and

12.5.4	the provisions of Clause 14 shall apply to the transfer.
12.6	Failure to transfer
12.6.1
If the Defaulting Shareholder does not comply with its obligations in this Clause, the Company may authorise a person to execute and deliver the necessary transfer on its behalf. The Company may receive the purchase money in trust for the selling Shareholder and cause the buyer to be registered as the holder of the Shares. The receipt by the Company of the purchase money shall be a good discharge to the buyer (who shall not be bound to see to the application of those moneys). After the buyer has been registered as holder of the Sale Shares in purported exercise of these powers the validity of the proceedings shall not be questioned by any person.

12.6.2
If the selling Shareholder fails or refuses to transfer any Shares in accordance with this Clause the buyer may serve a default notice. Within five Business Days of service of a default notice (unless such non-compliance has previously been remedied to the reasonable satisfaction of the buyer), the defaulting seller shall not exercise any of its powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. The Directors appointed by the defaulting seller (or its predecessor in title) shall not:

(i)	be entitled to vote at any Board meeting;

(ii)	be required to attend any meeting of Directors in order to constitute a quorum; or

(iii)	be entitled to receive or request any information from the Company.
12.7	General
12.7.1	The Shareholders shall keep the Company informed at all times of the issue and contents of any notice served pursuant to this Clause and any election or acceptance relating to those notices.

12.7.2	The Shareholders waive their pre-emption rights on the transfer of Shares contained in this Agreement and the Articles to the extent necessary to give effect to this Clause.

12.7.3
The Shareholders shall do all reasonable things within their power to ensure that the Business is continued to be run as a going concern during the period between the service of the Default Notice and the completion of the transfer of the Sale Shares. For the avoidance of doubt, nothing in this Clause 12.7.3 shall oblige either Shareholder to contribute additional capital or debt financing to the Company.

13	Determination of Fair Value

13.1	Appointment of expert

The “Fair Value” of the Shares for the purposes of this Agreement shall be determined by an independent investment bank appointed by the Shareholders within 30 Business Days of the date of the Default Notice. If the Shareholders do not agree on an independent investment bank within such period, any Shareholder may request the President of the London Investment Bankers Association to make the appointment.

13.2	Method and adjustments
13.2.1	The independent investment bank shall determine the Fair Value of the Shares to be sold as at the date of the relevant Default Notice and on the following assumptions and bases:
(i)	valuing the Shares to be sold as on an arm’s length sale between a willing seller and a willing buyer;

(ii)	if any Group Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(iii)	that the Shares to be sold are capable of being transferred without restriction;

(iv)
valuing the Shares to be sold as a rateable proportion of the total value of all the issued shares of the Company without any premium or discount being attributable to the class of the Shares to be sold or the percentage of the issued share capital of the Company which they represent.

13.2.2
The independent investment bank shall determine the Fair Value to reflect any other factors including for the avoidance of doubt taxation in respect of a Group Company which the independent investment bank reasonably believes should be taken into account.

13.2.3
If any difficulty arises in applying any of these assumptions or bases then the independent investment bank shall resolve that difficulty in such manner as it shall in its absolute discretion think fit.

13.3	Determination
13.3.1
The independent investment bank must determine the Fair Value within 30 Business Days of its appointment and shall notify the Shareholders of its determination. The fees of the independent investment bank shall be borne by the Shareholders equally.

13.3.2	The independent investment bank shall act as an expert and not as an arbitrator and its determination shall be final and binding on the parties (in the absence of fraud or manifest error).

13.3.3	The independent investment bank may have access to all accounting records or other relevant documents of the Company, subject to any confidentiality provisions.
14	Terms and consequences of transfers of Shares

14.1	Transfer terms

Any sale and/or transfer of Shares pursuant to this Agreement shall be on terms that those Shares:
14.1.1	are transferred free from all claims, pledges, equities, liens, charges and encumbrances; and

14.1.2	are transferred with the benefit of all rights attaching to them as at the date of the relevant Default Notice or Sale Notice or Counter Notice as appropriate.
14.2	Registration

The parties shall procure that a transfer of Shares is not approved for registration unless this Agreement and Articles have been complied with. The Company shall procure that each share certificate issued by it shall carry the following statement:

“Any disposition, transfer, charge of or dealing in any other manner in the Shares represented by this certificate is restricted by a Shareholders’ Agreement dated [ • ] 2007 and made between Kemira GrowHow Oyj, Terra International (Canada) Inc., Terra Industries Inc. and the Company”.

14.3	Further assurance

Each party shall do all things and carry out all acts which are reasonably necessary to effect the transfer of the shares in accordance with the terms of this Agreement in a timely fashion.

14.4	Return of documents, etc.

On ceasing to be a Shareholder, a Shareholder must hand over to the Company material correspondence, Budgets, Business Plans, schedules, documents and records relating to the Business held by it or an Associated Company or any third party which has acquired such matter through that Shareholder and shall not keep any copies.

14.5	Loans, borrowings, guarantees and indemnities
14.5.1	Upon a transfer of all the Shares held by a Shareholder:
(i)
the continuing Shareholder shall procure that all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the Company to a transferring Shareholder (together with any accrued interest) are either assigned to the continuing Shareholder for such value as may be agreed between the transferring Shareholder and the continuing Shareholder, or failing agreement with the continuing Shareholder, are repaid by the Company;

(ii)	all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by that transferring Shareholder to the Company shall be repaid; and

(iii)
the continuing Shareholder shall use all reasonable endeavours (but without involving any financial obligation on its part) to procure the release of any guarantees, indemnities, security or other comfort given by the transferring Shareholder to or in respect of the Company or its Business and, pending such release, shall indemnify the transferring Shareholder in respect of them.

14.5.2
Any assumption of the obligations of a transferring Shareholder by the continuing Shareholder is without prejudice to the right of the continuing Shareholder and/or the Company to claim from the transferring Shareholder in respect of liabilities arising prior to the completion date of the transfer of Shares.

14.6	Assumption of obligations

The parties shall procure that no person other than an existing Shareholder acquires any Shares unless it enters into a Deed of Adherence agreeing to be bound by this Agreement as a Shareholder.

14.7	Removal of appointees
14.7.1
If a Shareholder ceases to be a Shareholder it shall upon transfer of its Shares procure the resignation of all its appointees to the Board, whether as Director, Chairman, Vice-Chairman or otherwise and to the Board of directors of each Group Company. If the continuing Shareholders request, it shall do all such things and sign all such documents as may otherwise be reasonably necessary to procure the resignation or dismissal of such persons from such appointments in a timely manner.

14.7.2
Those resignations shall take effect without any liabilities on the Company for compensation for loss of office or otherwise except to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity. Any Shareholder removing a Director appointed by it shall fully indemnify and hold harmless the other Shareholder and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal.

14.8	Power of Attorney
14.8.1
Each of the Shareholders irrevocably appoints the other Shareholder by way of security for the performance of their respective obligations under Clauses 11 and 12, its attorney to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by it under the provisions of Clauses 11 and 12 including any transfer of shares or other documents which may be necessary to transfer title to the Shares required by Clauses 11 and 12.

14.8.2
The purchase monies shall, to the extent that they are not delivered to the selling party on or before the appropriate completion date, bear interest against the purchasing party at the rate of 2 per cent over the base lending rate from time to time of LIBOR calculated on a daily basis from such date until the selling party is reimbursed by the other party.

14.9	Change of name

If a Shareholder ceases to be a Shareholder and the corporate name of the Company or any Group Company consists of or contains any word the same or similar to the corporate name, or any distinctive part of the corporate name, of that Shareholder, the remaining parties shall procure that the corporate name of the Company or any Group Company shall be changed to exclude that word within 20 Business Days of the Shareholder ceasing to be a Shareholder.

15	Competition with the Business

15.1	Restrictions on Shareholders
15.1.1
Subject to Clauses 15.2 and 15.4 and unless it has obtained the prior written consent of the other Shareholder, a Shareholder must not, either alone or jointly, with, through or on behalf of any person, (other than any member of the Group) directly or indirectly:

(i)	carry on or be engaged or concerned or interested in supplying to persons located within the Territory services or products competitive with the Business;

(ii)
seek to (1) procure orders from, (2) do business with or (3) procure directly or indirectly any other person to procure orders from or do business with, any person located within the Territory for or in respect of any services competitive with the Business; or

(iii)
solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of any Group Company who receives a remuneration in excess of £50,000 of any Group Company.

15.2	Right of first refusal
15.2.1
If a Shareholder wishes to either (i) acquire Control of a company and/or group of companies and/or a business in the Territory (a “Shareholder Opportunity”) which is involved in activities not carried on by the Shareholder in question on the Effective Date but would be in competition with the Business, or (ii) engage in or become a party to any contract, business opportunity, transaction or other arrangement in the Territory that relates to activities not carried on by the Shareholder in question on the Effective Date but would be in competition with the Business, it must first serve a written notice on the Company offering the Shareholder Opportunity to the Company on the following terms (the “First Offer”):

(i)	the First Offer must specify the material terms and conditions of the Shareholder Opportunity; and

(ii)	the First Offer must state that it is open for the Offer Period.
15.2.2	The decision of the Company as to whether or not to accept the First Offer shall be made in accordance with the provisions of Clause 6.

15.2.3
If the Company does not accept the First Offer, or if the Company fails to respond within the Offer Period, the Shareholder may proceed with the Shareholder Opportunity and for the avoidance of doubt: (i) neither the Company nor any other party shall have any right to the Shareholder Opportunity or the income and profits derived therefrom; and (ii) the provisions of Clause 15.1.1 shall not apply to that Shareholder Opportunity.

15.2.4	Each Shareholder agrees to procure that each of their Associated Companies shall comply with the provisions of Clauses 15.2.1 to 15.2.3 as though it applied directly to them.
15.3	Invalidity
15.3.1
Each of the restrictions in Clauses 15.1 and 15.2 is an entirely separate and independent restriction on each Shareholder and the validity of one restriction shall not be affected by the validity or unenforceability of another.

15.3.2
Each Shareholder considers the restrictions in this Clause to be reasonable and necessary for the protection of the interests of the Company. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

15.4	Exclusions

Nothing contained in this Clause 15 precludes or restricts any Shareholder or any of its Associated Companies:
15.4.1	holding not more than 5 per cent of the issued voting share capital of any company whose shares are listed on a stock exchange provided that such holding is held for investment purposes only;

15.4.2	carrying on or being engaged in or furthering any of the activities set out in Part 2 of Schedule 1;

15.4.3
carrying on or being engaged or concerned or interested in any activities within the Territory, or supplying persons located within the Territory, provided that such activities are not in competition with the Business; or

15.4.4
carrying on or being engaged or concerned or interested in any activities outside the Territory, or supplying persons located outside the Territory, whether or not such ventures are similar to or in competition with the Business, and for the avoidance of doubt such activities shall not be subject to Clause 15.2.

15.5	Duration

The undertakings set out in this Clause 15 shall apply in respect of a Shareholder for the period from the Effective Date until the later of:
15.5.1	the third anniversary of the Effective Date; and

15.5.2	the date on which such Shareholder ceases to be a Shareholder other than as a consequence of a transfer of Shares to an Associated Company in accordance with Clause 11.
16	Competition with the Kemira Business

16.1	Restrictions on the Company

Subject to Clauses 16.2 and 16.3 and unless it has obtained the prior written consent of Kemira, the Company must not, either alone or jointly, with, through or on behalf of any person, (other than any member of the Group) directly or indirectly:

16.1.1	carry on or be engaged or concerned or interested in supplying to persons located within Continental Europe services or products competitive with the Kemira Business; or

16.1.2
seek to (1) procure orders from, (2) do business with or (3) procure directly or indirectly any other person to procure orders from or do business with, any person located within Continental Europe for or in respect of any services competitive with the Kemira Business.

16.2	Right of first refusal
16.2.1
If the Company wishes to either: (i) acquire Control of a company and/or group of companies and/or a business in Continental Europe (a “Company Opportunity”) which is involved in activities which relate to or would be competitive with the Kemira Business; or (ii) engage in or become a party to any contract, business opportunity, transaction or other arrangement in Continental Europe that relates to activities of or would be competitive with the Kemira Business it must first serve a written notice on Kemira offering the Company Opportunity to Kemira on the following terms (the “First Offer”):

(i)	the First Offer must specify the material terms and conditions of the Company Opportunity; and

(ii)	the First Offer must state that it is open for the Offer Period.

16.2.2
If Kemira does not accept the First Offer, or if Kemira fails to respond within the Offer Period, the Company may proceed with the Company Opportunity and for the avoidance of doubt the provisions of Clause 16.1 shall not apply to that Company Opportunity.

16.2.3	The Company agrees to procure that each Group Company shall comply with the provisions of Clauses 16.1 and 16.2. as though it applied directly to them.
16.3	Invalidity
16.3.1
Each of the restrictions in Clauses 16.1 and 16.2 is an entirely separate and independent restriction on the Company and the validity of one restriction shall not be affected by the validity or unenforceability of another.

16.3.2
The Company considers the restrictions in this Clause to be reasonable and necessary for the protection of the interests of Kemira GrowHow. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

16.4	Duration

The undertakings set out in this Clause 16 shall apply in respect of JVCo for the period from the Effective Date until the later of:
16.4.1	the third anniversary of the Effective Date; and

16.4.2	the date on which Kemira ceases to be a Shareholder other than as a consequence of a transfer of Shares to an Associated Company in accordance with Clause 11.
17	Public announcements

17.1	Shareholder approval

A Shareholder must not make any public announcement or issue any circular relating to the Group or this Agreement without the prior written approval of the other Shareholder. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the party with an obligation to make an announcement or issue a circular shall consult with the other party/parties so far as is reasonably practicable before complying with such obligation.

17.2	Oral statements

The Shareholders intend that any oral statements made or replies to questions given by either Shareholder relating to the Group shall be consistent with any such public announcements or circulars.

18	Information, insurance, records, licences

18.1	Rights to information

Save where any existing or potential conflict of interest as referred to in Clause 4 has arisen, a Shareholder may at all reasonable times and at its own expense:
18.1.1	discuss the affairs, finances and accounts of the Company and the Group with their officers, principal executives and employees; and

18.1.2
have access to all facilities, service providers, customers, vendors, employees and information; to include systems, data, books, records, accounts and documents relating to the Business and the affairs, operations, finances and accounts of the Company and the Group; and

18.1.3	have read access to all electronic data relating to the Business and the affairs, operations, finances and accounts of the Company and the Group.
18.2	Insurance, records and licences

The Shareholders undertake that they shall use their reasonable endeavours to procure that:
18.2.1
the Group maintains, with a well established and reputable insurer, prudent insurance, in accordance with current industry practice from time to time, against all risks usually insured against by companies carrying on the same or similar business to the Business, which shall include product liability insurance, insurance against loss of profits and consequential loss and insurance for the full replacement or reinstatement value of all its assets of an insurable nature;

18.2.2	the Group keeps proper books of account and makes true and complete entries of all its dealings and transactions of and in relation to the Business; and

18.2.3	the Group shall use its best endeavours to obtain and maintain in full force and effect all approvals, consents or licences necessary for the conduct of the Business.
19	Intellectual Property

19.1	Trade Mark Licence Agreements
19.1.1
On the Effective Date, Kemira, the Guarantor and the Company shall (as appropriate) enter into, and shall procure entry by each Group Company into, the agreed form GrowHow Trade Mark Licence Agreement and Terra Trade Mark Licence Agreement.

19.1.2	“GrowHow Trade Mark Licence Agreement” means the trade mark licence agreement to be entered into by Kemira and each Group Company regarding use of the “GrowHow” name and trade marks.

19.1.3	“Terra Trade Mark Licence Agreement” means the trade mark licence agreement to be entered into by the Guarantor and each Group Company regarding use of the “Terra” name and trade marks.

20	Parent company guarantee

20.1	Guarantee of Terra’s obligations

In consideration of the entry by Kemira and the Company into this Agreement, the Guarantor unconditionally and irrevocably guarantees to Kemira and the Company the due and punctual performance and observance by Terra of all its obligations, commitments and undertakings under or pursuant to this Agreement (the “Guaranteed Obligations”) and agrees to indemnify Kemira and the Company against all losses, liabilities, costs, (including without limitation legal costs) charges, expenses, actions, proceedings, claims and demands which Kemira or the Company may suffer through or arising from any breach by Terra of its obligations under this Agreement.

20.2	Liability

The liability of the Guarantor under this Clause shall not exceed the liability of Terra and shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver.

20.3	Default

If and whenever Terra defaults for any reason in the performance of any of the Guaranteed Obligations, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard of which such default has been made in accordance with this Agreement and so that Kemira and/or the Company (as the case may be) receives the same benefits as it would have received if the Guaranteed Obligation had been duly performed and satisfied by Terra.

20.4	General
20.4.1	This guarantee is a continuing guarantee and remains in force until all the Guaranteed Obligations have been performed or satisfied.

20.4.2
This guarantee is in addition to, without prejudice to and not in substitution for any rights or security which Kemira and/or the Company may now or after have or hold for the performance and observance of the Guaranteed Obligations.

20.4.3
Any amounts payable under this guarantee shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise).

21	Consortium tax relief

21.1
Each Shareholder which is a member of the consortium which owns the Company for the purpose of Section 413(6) of the ICTA 1988 shall be entitled to require, to the extent permitted by applicable tax legislation, a Group Company to surrender to it (or any of its associated companies), and shall (to the extent that it or any such associated company is permitted by applicable tax legislation to do so) use all reasonable commercial endeavours to accept the surrender to it (or procure that any such associated company uses all reasonable commercial endeavours to accept the surrender to it), of a proportionate share of any consortium relief losses which may be available to it and which arises from the trading activities of a Group Company, for consideration (payable on 1 January following the end of the accounting period to which such losses relate), in the case of each recipient, equal to the amount of the losses and/or other amounts surrendered to it by way of consortium relief multiplied by the rate of corporation tax on income profits for the account period of the Group Company to which the losses or other amounts relate. No Shareholder shall knowingly enter into arrangements (for the purposes of Section 410 of ICTA 1988) which shall affect the right of any Shareholder to obtain consortium relief at any time when a Group Company has losses or other amounts available for surrender by way of consortium relief, provided that, subject to Clause 11 and the Articles, this shall not prevent any Shareholder from transferring Shares in accordance with the provisions relating thereto set out in this Agreement and the Articles. In the event that payments are made for consortium relief which is subsequently found not to be available or not required, the relevant Group Company shall repay the amount overpaid within 15 Business Days of the issue of a written claim by the payer.

21.2
The Shareholders and the Company shall consent to all such surrenders as are referred to in this Clause 21 in accordance with paragraph 70 of Schedule 18 to the Finance Act 1998, and the Shareholders and the Company shall do all such things as may be necessary and as may be required by the H.M. Revenue & Customs to effect such surrenders, and without prejudice to the foregoing, the Shareholders shall procure that each Company complies with all its obligations under this Clause 21.

22	Duration and termination

22.1	Duration

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of:
22.1.1	the Shareholders agree in writing to terminate this Agreement; and

22.1.2	an effective resolution is passed or a binding order is made for the winding-up of the Company other than to effect a scheme of reconstruction or amalgamation;

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares (other than as a consequence or a transfer of Shares to an Associated Company in accordance with clause 11) save for any of its provisions which are expressed to continue in force after termination.

22.2	Termination

Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Shareholder prior to such termination.

23	Confidentiality

23.1	Confidential Information

The parties shall use all reasonable endeavours to keep confidential and to ensure that their respective Associated Companies and their respective officers, employees, agents and professional and other advisers keep confidential any information (the “Confidential Information”):

23.1.1	relating to the customers, Business, assets or affairs of any Group Company which they may have or acquire through ownership of an interest in the Company;

23.1.2
relating to the customers, business, assets or affairs of the other parties or any member of their group which they may have or acquire through being a Shareholder or making appointments to the Board or through the exercise of its rights or performance of its obligations under this Agreement; or

23.1.3	which relates to the contents of the Transaction Documents (or any agreement or arrangement entered into pursuant to the Transaction Documents).
23.2	Restrictions
23.2.1	No party may use for its own business purposes or disclose to any third party any Confidential Information without the consent of the other parties.

23.2.2	This Clause does not apply to:
(i)	information which is or becomes publicly available (otherwise than as a result of a breach of this Clause); or

(ii)	information which is independently developed by the relevant party or acquired from a third party, to the extent that it is acquired with the right to disclose it;

(iii)	information which was lawfully in the possession of the relevant party free of any restriction on disclosure as can be shown by that party’s written records or other reasonable evidence;

(iv)
information which following disclosure under this Clause, becomes available to the relevant party (as can be demonstrated by that party’s written records or other reasonable evidence) from a source which is not bound by any obligation of confidentiality in relation to such information;

(v)
the disclosure by a party of Confidential Information to its directors or employees or to those of its Associated Companies who need to know that confidential information in its reasonable opinion for purposes relating to this Agreement but those directors and employees shall not use that Confidential Information for any other purpose;

(vi)
the disclosure of information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official or regulatory authority or any binding judgment, order or requirement of any other competent authority;

(vii)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its group;

(viii)	the disclosure to a party’s professional advisers of information reasonably required to be disclosed for purposes relating to this Agreement.
23.2.3
Each party shall inform any officer, employee or agent or any professional or other adviser advising it in relation to matters relating to this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(i)	to keep it confidential; and

(ii)	not to disclose it to any third party (other than those persons to whom it has already been or may be disclosed in accordance with the terms of this Clause).
23.3	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Clause 23 or any other provision of this Agreement and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under any such provision.

23.4	Survival
23.4.1	The disclosing party shall remain responsible for any breach of Clause 23.1 by the person to whom that confidential information is disclosed.

23.4.2	The provisions of this Clause 23 shall survive the termination of this Agreement for whatever cause for a period of 3 years.
24	Disputes

24.1	Escalation

In the event of any dispute between the parties arising out of or relating to this Agreement, other than Deadlock (which shall be dealt with in accordance with Clause 9), representatives of the parties shall, within 10 Business Days of service of a written notice by any party to the other parties (a “Dispute Notice”), hold a meeting (a “Dispute Meeting”) in an effort to resolve the dispute. Each party shall use all reasonable endeavours to send a representative who has authority to settle the dispute to attend the Dispute Meeting.

24.2	Alternative Dispute Resolution

Any dispute which is not resolved within 20 Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, shall, at the request of either party within 20 Business Days of the Dispute Notice being served, be referred first to mediation in accordance with the model procedure of the CEDR, such mediation to be completed within 20 Business Days of signature of the CEDR Mediation Agreement.

24.3	Arbitration

Any dispute which is not resolved in accordance with Clauses 24.1 and 24.2 shall be referred to arbitration under the rules of the LCIA, formerly the London Court of International Arbitration (the “LCIA Rules”) in accordance with Clause 29 of this Agreement.

24.4	Deadlock matters

For the avoidance of doubt, a Deadlock Matter shall be dealt with in accordance with Clause 9 and not this Clause 24.

25	Notices

25.1	Addresses

Any notice, claim or demand in connection with this Agreement or with any arbitration under this Agreement shall be in writing in English (each a “Notice”) shall be sufficiently given if delivered or sent to the recipient, at the fax number or the address stated in this Agreement or last known to the party and to the Company or the party at their registered office and marked “IMPORTANT LEGAL NOTICE”.

25.2	Form

Any Notice shall be in writing in English and may be sent by messenger, telegram, telex, fax or prepaid post (first class in the case of service in the United Kingdom and airmail in the case of international service). Any Notice shall be deemed to have been received on the next working day in the place to which it is sent, if sent by telegram, telex or fax, or 60 hours from the time of posting, if sent by post.

26	Whole agreement and remedies

26.1	Whole agreement

This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement. In this Clause “this Agreement” includes the Transaction Documents and all documents entered into on or before the Effective Date pursuant to or as contemplated by this Agreement or the other Transaction Documents.

26.2	No inducement

Each of the Shareholders acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

26.3	Remedies

So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement.

26.4	Legal advice

Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

27	General

27.1	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

27.2	Conflict with the Articles

In the event of any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles.

27.3	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose.

27.4	Release etc.

Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

27.5	Waiver

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

27.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

27.7	Assignment

This Agreement is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred without the prior written consent of the other parties.

27.8	Time of the essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

27.9	Further assurance

At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant party execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

27.10	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

27.11	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

27.12	Costs

Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

28	Contracts (Rights of Third Parties) Act 1999

28.1	Application of Act

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

29	Arbitration, Governing Law and Jurisdiction
29.1.1
Any dispute arising out of or connected with this agreement (including a dispute as to the validity, existence, formation or termination of this Agreement and/or this Clause 29) shall be resolved by arbitration in London conducted in English before three arbitrators pursuant to the rules of the LCIA, which rules are deemed incorporated by reference in this clause, save that, unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated he shall be chosen by the LCIA.

29.1.2
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) and the documents entered into pursuant to it shall be governed by and construed in accordance with English law.

29.1.3
Each of the parties to this agreement irrevocably submits to the non-exclusive jurisdiction of the courts of England to support and assist the arbitration process pursuant to Clause 29.1, including if necessary the grant of interlocutory relief pending the outcome of that process.

29.1.4	Each party irrevocably agrees that any arbitration award made pursuant to this Agreement shall be final and binding upon the parties.

29.1.5
Kemira covenants that it has irrevocably appointed Linklaters (marked for the attention of Sarah Wiggins/Iain Wagstaff) of One Silk Street, London EC2Y 8HQ as its agent to accept service of process in England in any legal or arbitration proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Kemira. Kemira agrees to inform Terra and JVCo in writing of any change of address of such process agent within 28 days of such change. If such process agent ceases to be able to act as such or to have an address in England, Kemira irrevocably agrees to appoint a new process agent in England acceptable to Terra and JVCo, such acceptance not to be unreasonably withheld or delayed, and to deliver to Terra and JVCo within 14 days a copy of a written acceptance of appointment by the new process agent.

29.1.6
Terra covenants that it has irrevocably appointed The Endeavour Partnership LLP of Westminster, St Mark’s Court, Teesdale Business Park, Teesside TS17 6QP (marked for the attention of Head of Litigation and marked Ref. 003053.0001) as its agent to accept service of process in England in any legal or arbitration proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Terra. Terra agrees to inform Kemira and JVCo in writing of any change of address of such process agent within 28 days of such change. If such process agent ceases to be able to act as such or to have an address in England, Terra irrevocably agrees to appoint a new process agent in England acceptable to Kemira and JVCo, such acceptance not to be unreasonably withheld or delayed, and to deliver to Kemira and JVCo within 14 days a copy of a written acceptance of appointment by the new process agent.

29.1.7
Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any arbitration award made pursuant to this agreement or any court order associated with any arbitration brought pursuant to this agreement.

29.1.8
The parties hereby agree to deliver a copy of any documents served under this Clause 29 to the other party at the addresses specified in Clause 25 or as otherwise notified in accordance therewith, provided that failure to do so shall not permit the intended recipient to allege that service of process has thus been defective so long as the remaining provisions of this Clause 29 have been observed.

30	Authority to deliver

The signature or sealing of this Agreement by or on behalf of a party shall constitute an authority to the solicitors, or an agent or employee of the solicitors, acting for that party in connection with this Agreement to deliver it as a deed on behalf of that party.

In witness whereof this Agreement has been duly executed.

SIGNED by on behalf of Kemira GrowHow Oyj:	/s/ Heikki Sirvio

SIGNED by an authorised signatory for and on behalf of Terra International (Canada), Inc.:	/s/ Michael L. Bennett

SIGNED by an authorised signatory for and on behalf of Terra Industries Inc.:	/s/ Michael L. Bennett

SIGNED by on behalf of GrowHow UK Limited:	/s/ Heikki Sirvio
/s/ Richard S. Sanders Jr.